BofI Holding, Inc. Announces Record Third Quarter Net Income, Up 70.4%

SAN DIEGO, CA – (MARKETWIRED) – April 28, 2016 – BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent company of BofI Federal Bank (the “Bank”), today announced financial results for the third fiscal quarter ended March 31, 2016. Net income was a record $35.9 million, an increase of 70.4% over net income of $21.1 million for the quarter ended March 31, 2015. Earnings attributable to BofI’s common stockholders were $35.8 million or $0.56 per diluted share for the third quarter of fiscal 2016, an increase of 70.7% from $21.0 million or $0.34 per diluted share for the third quarter ended March 31, 2015.
Adjusted earnings, a non-GAAP measure, which excludes the after-tax impact of gains and losses associated with our securities portfolio, increased 66.9% to $36.0 million for the quarter ended March 31, 2016 compared to $21.6 million for the quarter ended March 31, 2015.

Third Quarter Fiscal 2016 Financial Summary:

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	Q3 Fiscal 2016	Q3 Fiscal 2015	% Change
Net interest income	$69,557	$50,665	37.3%
Non-interest income	$23,316	$8,366	178.7%
Net income	$35,914	$21,074	70.4%
Adjusted Earnings[1]	$35,995	$21,564	66.9%
Net income attributable to common stockholders	$35,837	$20,997	70.7%
Diluted EPS[2]	$0.56	$0.34	64.7%

1 See “Use of Non-GAAP Financial Measures”
2 Per share amounts have been retroactively restated for all prior periods presented to reflect the four-for-one forward split of the Company’s common stock effected in the form of a stock dividend that was distributed on November 17, 2015

For the nine months ended March 31, 2016, net income was a record $89.6 million, an increase of 53.7% over net income of $58.3 million for the nine months ended March 31, 2015. Earnings attributable to BofI’s common stockholders were $89.3 million or $1.39 per diluted share for the nine months ended March 31, 2016, an increase of 53.9% from $58.1 million or $0.95 per diluted share for the nine months ended March 31, 2015. Record earnings for the quarter and for the nine months ended March 31, 2016 were primarily the result of growth in both the Bank’s loan and lease portfolio and its fee income businesses.

“We achieved record quarterly earnings and earnings per share as a result of robust fee income growth, balanced loan growth and solid net interest margins” stated Greg Garrabrants, President and Chief Executive Officer. “Strong growth in fee income from our H&R Block partnership was a catalyst for our best in class return on assets and return on equity. We continue to generate healthy growth in our single family, C&I and warehouse lending businesses while maintaining a strong core net interest margin and sound credit quality. We closed the acquisition of certain assets and operations of Pacific Western Equipment Finance at the end of the third quarter. The addition of an experienced equipment leasing team with a nationwide footprint further diversifies our commercial lending capabilities. With a strong balance sheet, excellent credit quality and capital flexibility, we will continue to invest in new growth initiatives and ongoing infrastructure enhancements that will further improve our customer service and user experience” Mr. Garrabrants concluded.

This quarter ended March 31, 2016 was the Bank’s first income tax preparation season since it entered into its August 2015 long-term agreement with H&R Block, Inc. to offer co-branded financial products to H&R Block customers. The seasonal impact of income tax refunds received by H&R Block customers this quarter caused an expected increase in the Bank’s fee income for the three months ended March 31, 2016 and an expected temporary increase in assets and deposits included in the balance sheet of the Bank at March 31, 2016. Excluding the H&R Block temporary seasonal growth, consolidated assets and consolidated deposits at March 31, 2016 would have been $7.2 billion and $5.5 billion, respectively.

“The net interest margin would have been 4.02% when excluding the average balances associated with lower yielding excess cash and the average balances and yield earned on the H&R Block related loan products during the quarter, which is consistent with our strong net interest margins reported in previous quarters,” stated Andy Micheletti, Executive Vice President and Chief Financial Officer, who continued. “BofI also had strong balance sheet growth even after excluding the seasonal assets and deposits from the H&R Block agreement. Asset growth excluding the seasonal growth this quarter was 29.4% year over year and 29.5% annualized compared to the last quarter ended December 31, 2015. Similarly, deposit growth this quarter was 25.9% year over year and 23.2% annualized growth compared to the last quarter ended December 31, 2015 after excluding seasonal deposit growth.”

“Also this quarter, management and the Board took additional steps to position our business for the future,” added Mr. Micheletti. “In January, we completed our first rating process and our Bank and holding company each received investment grade debt ratings from Kroll Bond Rating Agency. The debt ratings and the overall strength of BofI’s financial position allowed us to conduct a public offering at the holding company of investment-grade 6.25% subordinated notes totaling $51 million of face amount completed in March. With significant volatility in public equity markets in the first three months of 2016, management elected to issue debt for its capital raising activities rather than issuing common equity as in the past. The proceeds of the notes are expected to be used for general corporate purposes, possible future acquisitions and growth opportunities, possible common stock share repurchases, and to provide new capital to the Bank to support its future growth. Also in March, the Board authorized a program to repurchase up to $100 million of BOFI common stock at our discretion based on our assessment of the stock trading price, general market conditions and other considerations.”

Other Highlights:

•	Total assets reached $7,705.6 million, up $2,177.1 million or 39.4% compared to March 31, 2015

•	Loan portfolio grew by $1,393.4 million or 30.0% compared to March 31, 2015

•	Loan originations and purchases for the three months ended March 31, 2016 were $1,248.5 million, up 17.97% compared to the quarter ended March 31, 2015

•	Deposits grew by $1,679.3 million, or 38.4% compared to March 31, 2015

•	Asset quality remains strong with total non-performing assets of 0.31% of total assets and non-performing loans and leases equal to 0.39% of total loans and leases at March 31, 2016

•	Return on average common stockholders’ equity was 22.59% compared to 17.86% for the three months ended March 31, 2015

•	Tangible book value increased to $10.23 per share, up $2.21 per share compared to March 31, 2015
Third Quarter Fiscal 2016 Income Statement Summary
During the quarter ended March 31, 2016, BofI earned $35.9 million or $0.56 per diluted share compared to $21.1 million, or $0.34 per diluted share for the quarter ended March 31, 2015. Net interest income increased $18.9 million or 37.3% for the quarter ended March 31, 2016 compared to March 31, 2015, due to the $1.9 billion growth in average-earning assets.
The loan and lease loss provision was $2.0 million for the quarter ended March 31, 2016 compared to $2.9 million for the quarter ended March 31, 2015. Non-performing loans as percentage of total loans was 39 basis points at March 31, 2016 compared to 72 basis points at March 31, 2015 and, for fiscal 2016 year to date, the Bank has experienced a net recovery of $0.8 million. As a result of the decreasing charge-off history, the additional loss provisions added for loan originations and for the equipment lease purchase this quarter have been partially reduced by lower loss rates and lower outstanding balances associated with certain older vintage loans causing a decline in the provision year over year.
For the third quarter ended March 31, 2016, non-interest income was $23.3 million compared to $8.4 million for the three months ended March 31, 2015. The increase year over year was the result of an increase in banking service fees and other income of $16.3 million, primarily due to seasonal H&R Block-branded products and service fee income.

Non-interest expense or operating costs increased $9.1 million to $29.4 million for the quarter ended March 31, 2016 from $20.3 million for the three months ended March 31, 2015. The increase was mainly a result of an increase in salaries and related expense of $5.8 million related to staffing added since March 31, 2015, an increase in data processing and internet expense of $1.5 million and an increase of $1.4 million in other general and administrative costs, partially to support seasonal H&R Block-branded products and services. The increases in staffing primarily support loan, deposit, data processing and software initiatives.
Balance Sheet Summary
BofI’s total assets increased $1,881.9 million, or 32.3%, to $7,705.6 million, as of March 31, 2016, up from $5,823.7 million at June 30, 2015. The loan portfolio increased $1,106.1 million on a net basis, primarily from portfolio loan originations and purchases of $2,814.1 million less principal repayments and other adjustments of $1,708.0 million. Loans held for sale decreased $0.7 million. Investment securities increased $100.8 million primarily due to securities purchases. Total liabilities increased by $1,762.1 million, or 33.3%, to $7,052.3 million at March 31, 2016, up from $5,290.2 million at June 30, 2015. The increase in total liabilities resulted primarily from growth in deposits of $1,596.1 million. Stockholders’ equity increased by $119.8 million, or 22.4%, to $653.3 million at March 31, 2016 from $533.5 million at June 30, 2015. The increase was primarily the result of $89.6 million in net income and sale of common stock of $21.1 million, net of commissions and fees.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 8.62% at March 31, 2016.
Conference Call
A conference call and webcast will be held on Thursday, April 28, 2016 at 4:30 PM Eastern / 1:30 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available until Friday, May 27, 2016, at BofI’s website and telephonically by dialing toll-free number 877-660-6853, passcode 13634378.

About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With approximately $7.7 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “BOFI” and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index. For more information on BofI Federal Bank, please visit bofifederalbank.com.

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings. Adjusted earnings, previously labeled as “core earnings,” exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BofI’s core lending and mortgage banking business. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although BofI believes the non-GAAP financial measures disclosed in this report enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to adjusted earnings:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(Dollars in thousands)	2016	2015	2016	2015
Net income	$35,914	$21,074	$89,564	$58,287
Realized securities losses (gains)	14	—	(919)	(587)
Unrealized securities losses (gains)	125	832	392	2,532
Tax (provision) benefit	(58)	(342)	220	(799)
Adjusted earnings	$35,995	$21,564	$89,257	$59,433
Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI’s financial prospects and other projections of its performance and asset quality, BofI’s ability to grow and increase its business, diversify its lending, the outcome and effects of pending class action litigation recently filed against the Company, and the anticipated timing and financial performance of offerings, initiatives or acquisitions. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI’s periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@bofifederalbank.com

The following tables set forth certain selected financial data concerning the periods indicated:
BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	March 31, 2016	June 30, 2015	March 31, 2015
Selected Balance Sheet Data:
Total assets	$7,705,622	$5,823,719	$5,528,520
Loans and leases—net of allowance for loan and lease losses	6,034,700	4,928,618	4,641,262
Loans held for sale, at fair value	42,682	25,430	22,911
Loans held for sale, lower of cost or fair value	59,988	77,891	85,571
Allowance for loan and lease losses	36,931	28,327	25,455
Securities—trading	7,589	7,832	7,738
Securities—available-for-sale	278,653	163,361	167,056
Securities—held-to-maturity	211,294	225,555	233,934
Total deposits	6,048,031	4,451,917	4,368,772
Securities sold under agreements to repurchase	35,000	35,000	35,000
Advances from the FHLB	858,000	753,000	583,000
Subordinated notes and debentures	56,155	5,155	5,155
Total stockholders’ equity	653,289	533,526	496,028

Capital Ratios:
Equity to assets at end of period	8.48%	9.16%	8.97%
BofI Holding, Inc:
Tier 1 leverage (core) capital to adjusted average assets	8.99%	9.59%	9.45%
Common equity tier 1 capital (to risk-weighted assets)	14.29%	14.98%	14.77%
Tier 1 capital (to risk-weighted assets)	14.40%	15.12%	14.92%
Total capital (to risk-weighted assets)	16.32%	15.91%	15.67%
BofI Federal Bank:
Tier 1 leverage (core) capital to adjusted average assets	8.62%	9.25%	9.32%
Common equity tier 1 capital (to risk-weighted assets)	13.83%	14.58%	14.75%
Tier 1 capital (to risk-weighted assets)	13.83%	14.58%	14.75%
Total capital (to risk-weighted assets)	14.63%	15.38%	15.51%

BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Nine Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
Selected Income Statement Data:
Interest and dividend income	$84,282	$62,911	$231,446	$176,797
Interest expense	14,725	12,246	39,590	33,146
Net interest income	69,557	50,665	191,856	143,651
Provision for loan and lease losses	2,000	2,900	7,800	8,300
Net interest income after provision for loan and lease losses	67,557	47,765	184,056	135,351
Non-interest income	23,316	8,366	49,325	20,312
Non-interest expense	29,408	20,343	79,771	56,726
Income before income tax expense	61,465	35,788	153,610	98,937
Income tax expense	25,551	14,714	64,046	40,650
Net income	$35,914	$21,074	$89,564	$58,287
Net income attributable to common stock	$35,837	$20,997	$89,332	$58,055

Per Share Data:
Net income:
Basic[1]	$0.56	$0.34	$1.39	$0.96
Diluted[1]	$0.56	$0.34	$1.39	$0.95
Book value per common share[1]	$10.28	$8.03	$10.28	$8.03
Tangible book value per common share[1]	$10.23	$8.02	$10.23	$8.02

Weighted average number of shares outstanding:
Basic[1]	64,485,865	62,180,216	64,195,582	60,714,964
Diluted[1]	64,486,816	62,417,760	64,203,207	60,951,052
Common shares outstanding at end of period[1]	63,060,732	61,140,320	63,060,732	61,140,320
Common shares issued at end of period[1]	64,177,770	62,135,007	64,177,770	62,135,007

Performance Ratios and Other Data:
Loan originations for investment	$857,557	$804,414	$2,673,577	$2,420,022
Loan originations for sale	$250,876	$253,834	$1,155,329	$721,780
Loan and lease purchases	$140,109	$146	$140,493	$146
Return on average assets	1.95%	1.58%	1.82%	1.56%
Return on average common stockholders’ equity	22.59%	17.86%	19.99%	18.13%
Interest rate spread[2]	3.55%	3.72%	3.77%	3.77%
Net interest margin[3]	3.85%	3.85%	3.97%	3.90%
Efficiency ratio	31.66%	34.46%	33.08%	34.60%

Asset Quality Ratios:
Net annualized charge-offs to average loans and leases	0.01%	0.06%	(0.02)%	0.04%
Non-performing loans and leases to total loans and leases	0.39%	0.72%	0.39%	0.72%
Non-performing assets to total assets	0.31%	0.65%	0.31%	0.65%
Allowance for loan and lease losses to total loans and leases at end of period	0.61%	0.54%	0.61%	0.54%
Allowance for loan and lease losses to non-performing loans and leases	154.06%	75.55%	154.06%	75.55%
_________________________

1.
Share and per share amounts have been retroactively restated for all prior periods presented to reflect the four-for-one forward split of the Company’s common stock effected in the form of a stock dividend that was distributed on November 17, 2015

2.	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities

3.	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets